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November 8, 1996



Jones Medical Industries, Inc.
1945 Craig Road
St. Louis, MO  63146

Gentlemen:

     We are acting as counsel for Jones Medical Industries, Inc. (the "Company") in connection with the registration of an aggregate of 1,235,250 shares of its Common Stock, $.04 par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 filed on November 8, 1996. Of the Shares, 110,250 are to be sold by the Company pursuant to The 1994 Formula Stock Option Plan for Non-Management Directors of Jones Medical Industries, Inc. and 1,125,000 are to be sold by the Company pursuant to The 1994 Incentive Stock Plan of Jones Medical Industries, Inc.

     We have examined all proceedings with reference to the due incorporation of the Company under the laws of the State of Delaware, minutes of meetings of the Company's Board of Directors and stockholders, and such other papers and records as we deem relevant to the opinions set forth below.

     Based upon the foregoing, it is our opinion that the Shares, when delivered and paid for in accordance with the terms of the respective Plans and options or grants issued thereunder, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                   GREENSFELDER, HEMKER & GALE, P.C.